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                                                                   Exhibit 99.1



IN HOME HEALTH, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTORS; WITHDRAWAL OF DEMAND FOR SPECIAL MEETING OF SHAREHOLDERS; AND RECEIPT OF ACQUISITION PROPOSAL

MINNETONKA, Minn., July 11, 2000 /PRNewswire/ --

         In Home Health, Inc. (Nasdaq: IHHI) announced today that Stephen Jessup, James J. Lynn, and Judith I. Storfjell, have resigned from In Home Health's Board of Directors. The Board of Directors has appointed M. Keith Weikel and Geoffrey G. Meyers, each of whom is an officer of Manor Care, Inc., to fill two of the vacancies created by the resignations. On June 28 and 29, 2000 a subsidiary of Manor Care purchased 1,146,735 additional shares of In Home Health common stock. This increased Manor Care's holdings of In Home Health common stock to a total of 3,396,735 shares, or 61.4% of the outstanding shares of common stock. Manor Care also holds all outstanding shares of the Company's Preferred Stock, which are convertible into an additional 3,333,334 shares of common stock.

         As a result of the appointment of Mr. Weikel and Mr. Meyers to the Board of Directors, Manor Care has withdrawn its demand of May 31, 2000 that In Home Health call a special meeting of shareholders, and plans for the special meeting have been canceled. In Home Health intends to file and mail to shareholders an Information Statement relating to the Board's intention to appoint two additional members of the Board of Directors, Rodney A. Hildebrandt and Steven M. Cavanaugh, who are also officers of Manor Care or its subsidiaries.

         On July 10, 2000 In Home's Board of Directors received a written proposal from Manor Care to enter into a transaction in which the other shareholders of In Home would receive $3.375 per share in cash for their shares of In Home common stock. The Board has appointed a committee consisting of C. Michel Ford and Eugene Terry to evaluate the proposal with the assistance of the Company's investment bankers, and to conduct negotiations with Manor Care.

         With annual revenues of approximately $87 million, In Home Health specializes in providing quality comprehensive health care services to clients of all ages in their homes. In Home Health provides these services through a network of 39 offices in 20 markets located in 15 states.